Exhibit 99.1

NFP Announces Fourth Quarter and Full Year 2012 Results

Growth in Revenue and Organic Revenue

Continued Advancement of Regional Consolidation in the Corporate Client Group

Financial Highlights(1)	Q4 2012	Q4 2011	% Change	YTD 2012	YTD 2011	% Change
(Dollars in millions, except per share amounts)
Revenue	$300.1	$289.2	3.8%	$1,061.7	$1,013.4	4.8%
Net income	19.4	11.2	72.5%	29.9	36.9	-18.9%
Net income per diluted share	0.45	0.27	66.7%	0.71	0.84	-15.5%
Cash earnings	37.2	27.7	34.2%	114.8	90.8	26.3%
Cash earnings per diluted share	$0.85	$0.65	30.8%	$2.72	$2.07	31.4%
Adjusted EBITDA	$43.5	$40.1	8.3%	$141.0	$126.4	11.5%
Adjusted EBITDA margin	14.5%	13.9%		13.3%	12.5%
Net cash provided by operating activities	$14.5	$36.4	-60.1%	$53.1	$116.2	-54.3%
(1)	This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – February 14, 2013 – National Financial Partners Corp. (NYSE: NFP), a leading provider of benefits, insurance and wealth management services, today reported financial results for the fourth quarter and full year ended December 31, 2012.

Commenting on today’s announcements, Jessica M. Bibliowicz, chairman and chief executive officer, said, “2012 was an important year of growth for us and we accomplished a great deal, expanding revenue and Adjusted EBITDA and improving our margin performance. In addition to growing organically, we took bold steps toward furthering our consolidation efforts by initiating a multi-year management contract buyout plan, most recently closing two transactions in the Southeast. We also made several acquisitions that advance our client value proposition.”

Also commenting, Douglas W. Hammond, president and chief operating officer, said, “Our primary goal for 2013 is to continue to advance our client offering through an increasingly integrated One NFP operating structure that leverages our diverse suite of resources. In 2013, we expect to allocate our capital for management contract buyouts and acquisitions that are focused on building our property and casualty capabilities. Stock repurchases will also continue to be a component of our 2013 plan. NFP is well positioned and we are enthusiastic about the opportunities that lie ahead.”

Full Year 2012 Results – Consolidated Summary

Results in 2012 were driven by strength in all of NFP’s business segments. NFP reported revenue of $1.062 billion in 2012, an increase of 4.8% compared with $1.013 billion in 2011. Organic revenue increased 2.5% in 2012. Adjusted EBITDA in 2012 was $141.0 million, an increase of 11.5% compared with $126.4 million in 2011. Adjusted EBITDA margin was 13.3% in 2012, an improvement compared with 12.5% in 2011. Net income was $29.9 million compared with $36.9 million in 2011. Cash earnings was $114.8 million, or $2.72 per diluted share in 2012, compared with $90.8 million, or $2.07 per diluted share in 2011.

2012’s effective tax rate of 15.4% was primarily driven by the positive impact of taxes associated with the disposition of certain life insurance businesses and changes in unrecognized tax benefits. The Company expects a 40% effective tax rate in 2013, excluding the impacts of management contract buyouts, impairments, disposition activity and changes in unrecognized tax benefits. Compared to an expected effective tax rate of 40% for 2013, 2012’s lower effective tax rate positively impacted cash earnings per diluted share in 2012 by approximately $0.20 for the year.

Cash earnings is a non-GAAP financial measure and a reconciliation of net income to this non-GAAP financial measure is provided in the attached tables. Adjusted EBITDA is a non-GAAP financial measure and a reconciliation of net income to this non-GAAP financial measure is provided in the attached tables.

Fourth Quarter 2012 Results – Consolidated

NFP reported fourth quarter 2012 net income of $19.4 million, or $0.45 per diluted share, compared with net income of $11.2 million, or $0.27 per diluted share, in the prior year period. Net income in the fourth quarter 2012 includes the reversal of previously-recognized expenses related to certain restricted stock units (RSUs).

Fourth quarter 2012 cash earnings was $37.2 million, or $0.85 per diluted share, compared with $27.7 million, or $0.65 per diluted share, in the fourth quarter 2011. Fourth quarter 2012’s effective tax rate of 9.0% was primarily driven by the positive impact associated with the disposition of certain life insurance businesses. Compared to an expected effective tax rate of 40% for 2013, fourth quarter 2012’s lower effective tax rate positively impacted cash earnings per diluted share by approximately $0.15 for the quarter. Compared to a previously-expected effective tax rate of 20% for fourth quarter 2012, fourth quarter 2012’s lower effective tax rate positively impacted cash earnings per diluted share by approximately $0.05 for the quarter.

NFP had 43.5 million weighted average fully diluted shares outstanding for the fourth quarter 2012 compared with 41.7 million shares for the third quarter 2012. The increase in the fourth quarter 2012 was due to an increase in the shares that may be issued upon conversion of NFP’s senior convertible notes, based on the increase in the average share price, from 1.4 million shares in the third quarter 2012 to 2.4 million shares as of the end of the fourth quarter 2012. In addition, there was a dilutive impact of 0.8 million shares in the fourth quarter 2012 associated with warrants that were sold in connection with the issuance of the senior convertible notes in June 2010. NFP’s share delivery obligation may be offset by the obligation of the counterparties to the convertible note hedge agreements to deliver a similar number of shares. This increase was partially offset by a reduction in the weighted average share count due to shares repurchased by NFP.

Adjusted EBITDA in the fourth quarter 2012 was $43.5 million, an increase of 8.3%, compared with $40.1 million in the fourth quarter 2011. Adjusted EBITDA margin of 14.5% in the fourth quarter 2012 increased from 13.9% in the prior year period. Both Corporate Client and Advisor Services Groups had increased margins in the quarter.

Revenue was $300.1 million in the fourth quarter 2012, an increase of 3.8%, compared with $289.2 million in the fourth quarter 2011. Organic revenue increased 2.7% in the fourth quarter 2012, compared with the prior year period. Organic revenue growth was driven by the Corporate Client and Individual Client Groups.

Total operating expenses were $276.8 million in the fourth quarter 2012, compared with $267.2 million in the prior year period. Increases were driven by acquisitions and the expense for management contract buyouts. Total operating expenses in the fourth quarter 2012 included an increase in total compensation expense of $13.0 million that was partially offset by a benefit of $4.7 million in connection with the reversal of previously-recognized expenses related to certain RSUs; an increase in management contract buyout expense of $9.8 million and $1.8 million of impairments associated with management contract buyouts; an increase of $1.5 million due to a pre-tax adjustment in estimated acquisition earn-out payables related to the accretion of the discount recorded for earn-out obligations associated with prior acquisitions; and the addition of operating expenses of acquired companies. Total operating expenses in the fourth quarter 2011 included $8.3 million of impairments related to expected dispositions and management contract buyouts in the first quarter of 2012.

Cash flow from operations for the fourth quarter 2012 was $14.5 million compared with cash flow from operations of $36.4 million in the fourth quarter 2011. During the fourth quarter 2012, the Company made a cash payment in connection with a management contract buyout of $9.4 million. In addition, cash payments of fees to principals increased by $9.0 million on a year over year basis as earnings increased and the timing of payouts for above target performance was accelerated in advance of the changing tax environment. The remaining differences in cash flow from operations compared with the prior period are associated with earnings increases from acquisitions and organic performance where the cash received for certain year-end cases was not paid until January. As of December 31, 2012, there was $30.0 million outstanding on the Company’s revolving credit facility.

Fourth Quarter 2012 Results – Segments

NFP reports results in three segments that provide unique products and services to corporate and high net worth individual clients: the Corporate Client Group, the Individual Client Group and the Advisor Services Group.

Corporate Client Group (CCG)

CCG is one of the leading corporate benefits advisors in the middle market, offering independent solutions for health and welfare, retirement planning, executive benefits, and property and casualty insurance.

CCG accounted for 43.0% of NFP’s revenue in the fourth quarter 2012 and 40.3% in the fourth quarter 2011. This increase was driven by both acquisitions and organic growth. CCG revenue was $129.0 million in the fourth quarter 2012 compared with $116.6 million in the prior year period, an increase of $12.4 million or 10.6%. CCG organic revenue growth was 2.7%.

CCG Adjusted EBITDA was $25.0 million in the fourth quarter 2012 compared with $21.7 million in the prior year period. Adjusted EBITDA margin was 19.4% in the fourth quarter 2012 compared with 18.6% in the prior year period.

Individual Client Group (ICG)

ICG is a leader in the delivery of independent life insurance and wealth transfer solutions for high net worth individuals. ICG’s advisors provide wealth accumulation, preservation and transfer solutions, including estate and business planning and financial advisory services.

ICG accounted for 36.4% of NFP’s revenue in the fourth quarter 2012 and 37.0% in the fourth quarter 2011. ICG revenue was $109.4 million in the fourth quarter 2012 compared with $107.0 million in the prior year period, an increase of $2.4 million or 2.3%. ICG organic revenue increased 8.3%.

ICG Adjusted EBITDA was $14.6 million in the fourth quarter 2012 compared with $15.8 million in the prior year period. Adjusted EBITDA margin was 13.4% in the fourth quarter 2012 compared with 14.8% in the prior year period.

Advisor Services Group (ASG)

ASG serves independent financial advisors whose clients are high net worth individuals and companies by offering an open choice of broker-dealer and asset management products and services.

ASG accounted for 20.6% of NFP’s revenue in the fourth quarter 2012 and 22.7% for the fourth quarter 2011. ASG revenue was $61.7 million in the fourth quarter 2012 compared with $65.6 million in the prior year period, a decrease of $3.9 million. Revenue and organic revenue declined 5.9%.

ASG Adjusted EBITDA was $3.8 million in the fourth quarter 2012 compared with $2.6 million in the prior year period. Adjusted EBITDA margin was 6.2% in the fourth quarter 2012 and 4.0% in the prior year period.

As of December 31, 2012, assets under management at NFP’s corporate registered investment advisor were $10.8 billion, compared with $9.7 billion as of December 31, 2011.

Acquisition Activity

On December 31, 2012, NFP acquired the management company of Corporate Benefits Advisors, Inc. a wholly-owned subsidiary of NFP since 2001. Subsequently, on January 30, 2013, NFP acquired the management company of Corporate Benefits, Inc., also a wholly-owned subsidiary of NFP since 2001. With annualized combined revenues of approximately $14 million and based in the Carolinas, this newly consolidated Southeast hub provides employee benefits consulting serving mid-sized to large corporations, with a focus on health and welfare, corporate retirement plans and wealth management.

As previously announced, on October 1, 2012, NFP acquired Lane McVicker, LLC (LMV), a leading provider of personal lines property and casualty insurance to high net worth clients. LMV will be integrated into NFP Property & Casualty Services, Inc. (NFP P&C) to establish a national platform that delivers superior service, competitive pricing and technical competence for private clients. LMV, with annualized revenue of approximately $8 million, was founded in 1999 and has a strong track record of helping individuals, family offices and financial advisors with personal lines property and casualty solutions. LMV has nine offices, including its New York City headquarters, and a national network of professionals.

Share Repurchase

On February 7, 2012, the Company announced its authorization to repurchase up to $50.0 million of NFP’s common stock. During the fourth quarter 2012, NFP repurchased 105,000 shares at a weighted average cost of $17.58 per share. As of December 31, 2012, the remaining outstanding share repurchase authorization was $38.2 million. NFP has authorization to repurchase NFP’s common stock from time to time for cash in the open market in accordance with applicable federal securities laws and subject to market and other conditions.

Earnings Conference Call & Presentation

On February 15, 2013 at 8:30 a.m. (ET), members of senior management will discuss fourth quarter results during a live conference call. The call can be accessed via telephone by dialing 800-510-0219 (domestic) or 617-614-3451 (international) approximately 10 minutes prior to the start of the call (when prompted, callers should provide the access code NFP). The conference call will also be broadcast live over the Internet at www.nfp.com/investor-relations. To listen to the live audio webcast, please go to the Web site at least 10-15 minutes prior to the start of the call to register. The conference call and webcast will be accompanied by a presentation. The presentation will be available for electronic download on NFP’s Web site before the conference call and webcast is scheduled to begin. Listeners can access an audio replay of the conference call over the Internet at www.nfp.com/investor-relations, or via telephone by dialing 888-286-8010 (domestic) or 617-801-6888 (international). The access code for the replay is 49979228. The replay will be available for approximately 90 days. The conference call and webcast will be accompanied by a presentation. The presentation will be available for electronic download on NFP’s Web site shortly before the conference call and webcast is scheduled to be available.

About NFP

National Financial Partners Corp. (NYSE: NFP), and its benefits, insurance and wealth management businesses provide diversified advisory and brokerage services to companies and high net worth individuals, partnering with them to preserve their assets and prosper over the long term. NFP advisors provide innovative and comprehensive solutions, backed by NFP’s national scale and resources. NFP operates in three business segments. The Corporate Client Group provides corporate and executive benefits, retirement plans and property and casualty insurance. The Individual Client Group includes retail and wholesale life insurance brokerage and wealth management advisory services. The Advisor Services Group serves independent financial advisors by offering broker-dealer and asset management products and services. Most recently NFP was ranked eighth on Business Insurance’s 100 Largest Brokers of U.S. Business; second on Business Insurance’s Largest Agents and Brokers Headquartered in the U.S. Northeast; as the ninth Top Global Insurance Broker by Best’s Review; operated the third largest Executive Benefits Provider of nonqualified deferred compensation plans by total clients as ranked by PlanSponsor; operated a top ten Independent Broker Dealer as ranked by Investment Advisor; had three advisors ranked in Barron’s Top 100 Independent Financial Advisors and is a leading independent life insurance distributor according to many top-tier carriers. For more information, visit www.nfp.com.

Reconciliation of Non-GAAP Financial Measures

The Company analyzes its performance using historical and forward-looking non-GAAP financial measures called cash earnings, cash earnings per diluted share, Adjusted EBITDA and percentages or calculations using these measures. The Company believes these non-GAAP financial measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings is defined as net income excluding amortization of intangibles; depreciation; the after-tax impact of the impairment of goodwill and intangible assets; the after-tax impact of non-

cash interest; the after-tax impact of change in estimated acquisition earn-out payables recorded in accordance with purchase accounting that have been subsequently adjusted and recorded in the consolidated statements of income; the after-tax impact of management contract buyouts and the after-tax impact of certain non-recurring items. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted shares outstanding for the period indicated. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for net income and net income per diluted share, respectively. Adjusted EBITDA is defined as net income excluding income tax expense; interest income; interest expense; gain on early extinguishment of debt; other, net; amortization of intangibles; depreciation; impairment of goodwill and intangible assets; (gain) loss on sale of businesses, net; the accelerated vesting of, or reversal of previously-recognized expenses related to, certain RSUs; any change in estimated acquisition earn-out payables recorded in accordance with purchase accounting that have been subsequently adjusted and recorded in the consolidated statements of income and the expense related to management contract buyouts. Adjusted EBITDA should not be viewed as a substitute for net income. A reconciliation of these non-GAAP financial measures to their GAAP counterparts is provided in the attached tables and the Company’s quarterly financial supplement for the period ended December 31, 2012, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

Organic Revenue Growth

The Company uses organic revenue growth to compare revenue across periods. The Company excludes revenue from new acquisitions, sub-acquisitions, and the revenue derived from businesses fully disposed of for the first twelve months after the respective transaction. Where a significant portion of a business’ assets have been disposed, the Company reduces the prior year’s comparable revenue proportionally to the percentage of assets that have been disposed in making the organic growth comparison.

Forward-Looking Statements

This release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and the Company’s operations or strategy. These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by management using currently-available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation: (1) the ability of the Company to implement its business initiatives, including increasing recurring revenue and executing management contract buyouts; (2) NFP’s ability, through its operating structure, to respond quickly to operational, financial or regulatory situations impacting its businesses; (3) the ability of the Company’s businesses to perform successfully following acquisition, including through the diversification of product and service offerings, and NFP’s ability to manage its business effectively and profitably through its employees and principals and through the Company’s reportable segments; (4) any losses or charges that NFP may take with respect to dispositions, restructures, the collectability of amounts owed to it, impairments or otherwise; (5) NFP’s success in acquiring and retaining high-quality independent financial services businesses and their managers and key producers, and the ability of the Company to retain its broker-dealers’ financial advisors and recruit new financial advisors; (6) changes in premiums and commission rates or the rates of other fees paid to the Company, due to requirements related to medical loss ratios stemming from the Patient Protection and Affordable Care Act or otherwise; (7) seasonality or an economic environment that results in fewer sales of products or services that the Company offers; (8) changes that adversely affect NFP’s ability to manage its indebtedness or capital structure, including changes in interest rates or credit market conditions; (9) adverse results or other consequences from matters including litigation, arbitration, settlements, regulatory investigations or compliance initiatives, such as those related to business practices, compensation agreements with insurance companies or policy rescissions or chargebacks; (10) the impact of legislation or regulations on NFP’s businesses, such as the impact of the adoption of the American Taxpayer Relief Act of 2012, the possible adoption of exclusive federal regulation over interstate insurers, the uncertain impact of legislation regulating the financial services industry, the impact of the adoption of the Patient Protection and Affordable Care Act and resulting changes in business practices, changes in estate tax laws, or changes in regulations affecting the value or use of benefits programs, any of which may adversely affect the demand for or profitability of the Company’s services; (11) adverse developments in the Company’s markets, such as those related to compensation agreements with insurance companies, which could result in fewer sales of products or services that the Company offers; (12) the effectiveness or financial impact of NFP’s incentive plans; (13) NFP’s ability to operate effectively within the restrictive covenants of its credit facility; (14) the impact of capital markets behavior, such as fluctuations in the price of NFP’s common stock, or the dilutive impact of capital raising efforts; (15) the impact of the adoption or change in interpretation of certain tax or accounting treatments or policies and changes in underlying assumptions relating to such treatments or policies, which may lead to adverse financial statement results; (16) failure by the Company’s broker-dealers to comply with net capital requirements; (17) the loss of services of key members of senior management; (18) the Company’s ability to compete against competitors with greater resources, such as those with greater name recognition, or any damage to the Company’s reputation; (19) developments in the availability, pricing, design, tax treatment or underwriting of insurance products, including insurance carriers’ potential change in accounting for deferred acquisition costs, revisions in mortality tables by life expectancy underwriters or changes in the Company’s relationships with insurance companies; (20) the reduction of the Company’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency; (21) the occurrence of adverse economic conditions or an adverse legal or regulatory climate in New York, Florida or California; and (22) the Company’s ability to effect smooth succession planning.

Additional factors are set forth in NFP’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 13, 2012.

Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: NFP

Contact:

Abbe F. Goldstein, CFA

SVP, Investor Relations & Corporate Communications

NFP

Investor Relations	Media Relations
ir@nfp.com	communications@nfp.com
212-301-4011	212-301-1039

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited-in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Commissions and fees	$300,135	$289,162	$1,061,738	$1,013,392

Operating expenses:
Commissions and fees	85,038	93,896	322,330	330,179
Compensation expense – employees	76,815	70,409	293,531	267,528
Fees to principals	48,080	46,202	137,988	135,911
Non-compensation expense	42,067	38,525	162,229	153,357
Amortization of intangibles	8,550	8,271	33,519	32,478
Depreciation	3,107	3,313	12,339	12,553
Impairment of goodwill and intangible assets	1,821	8,319	33,015	11,705
Loss (gain) on sale of businesses, net	74	(1,291)	(4,763)	(1,238)
Change in estimated acquisition earn-out payables	1,497	(467)	9,485	(414)
Management contract buyout	9,799	—	17,336	—

Total operating expenses	276,848	267,177	1,017,009	942,059

Income from operations	23,287	21,985	44,729	71,333

Non-operating income and expenses
Interest income	367	733	2,253	3,333
Interest expense	(4,132)	(3,982)	(16,572)	(15,733)
Other, net	1,804	568	4,985	6,386

Non-operating income and expenses, net	(1,961)	(2,681)	(9,334)	(6,014)

Income before income taxes	21,326	19,304	35,395	65,319

Income tax expense	1,923	8,059	5,457	28,387

Net income	$19,403	$11,245	$29,938	$36,932

Earnings per share:
Basic	$0.49	$0.27	$0.74	$0.86

Diluted	$0.45	$0.27	$0.71	$0.84

Weighted average shares outstanding:
Basic	39,871	41,289	40,231	42,867

Diluted	43,513	42,400	42,133	43,863

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited-in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
GAAP net income	$19,403	$11,245	$29,938	$36,932
Income tax expense	1,923	8,059	5,457	28,387
Interest income	(367)	(733)	(2,253)	(3,333)
Interest expense	4,132	3,982	16,572	15,733
Other, net	(1,804)	(568)	(4,985)	(6,386)

Income from operations	$23,287	$21,985	$44,729	$71,333
Amortization of intangibles	8,550	8,271	33,519	32,478
Depreciation	3,107	3,313	12,339	12,553
Impairment of goodwill and intangible assets	1,821	8,319	33,015	11,705
Loss (gain) on sale of businesses, net	74	(1,291)	(4,763)	(1,238)
Accelerated vesting/(reversal) of certain RSUs	(4,673)	—	(4,673)	—
Change in estimated acquisition earn-out payables	1,497	(467)	9,485	(414)
Management contract buyout	9,799	—	17,336	—

Adjusted EBITDA (1)	$43,462	$40,130	$140,987	$126,417

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited-in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
GAAP net income	$19,403	$11,245	$29,938	$36,932
Amortization of intangibles	8,550	8,271	33,519	32,478
Depreciation	3,107	3,313	12,339	12,553
Impairment of goodwill and intangible assets	1,821	8,319	33,015	11,705
Tax benefit of impairment of goodwill and intangible assets	(692)	(3,390)	(10,847)	(4,729)
Non-cash interest, net of tax	762	670	2,958	2,602
Accelerated vesting/(reversal) of certain RSUs, net of tax	(2,897)	—	(2,897)	—
Change in estimated acquisition earn-out payables, net of tax	1,040	(731)	5,984	(699)
Management contract buyout, net of tax	6,075	—	10,748	—

Cash earnings (2)	$37,169	$27,697	$114,757	$90,842

GAAP net income per share – diluted	$0.45	$0.27	$0.71	$0.84
Amortization of intangibles	0.20	0.20	0.80	0.74
Depreciation	0.07	0.08	0.29	0.29
Impairment of goodwill and intangible assets	0.04	0.20	0.78	0.27
Tax benefit of impairment of goodwill and intangible assets	(0.02)	(0.08)	(0.26)	(0.11)
Non-cash interest, net of tax	0.02	0.02	0.07	0.06
Accelerated vesting/(reversal) of certain RSUs, net of tax	(0.07)	—	(0.07)	—
Change in estimated acquisition earn-out payables, net of tax	0.02	(0.02)	0.14	(0.02)
Management contract buyout, net of tax	0.14	—	0.26	—

Cash earnings per share – diluted (3)	$0.85	$0.65	$2.72	$2.07

(1)	Adjusted EBITDA is a non-GAAP financial measure, which the Company defines as net income excluding income tax expense; interest income; interest expense; gain on early extinguishment of debt; other, net; amortization of intangibles; depreciation; impairment of goodwill and intangible assets; (gain) loss on sale of businesses, net; the accelerated vesting of, or reversal of previously-recognized expenses related to, certain RSUs; any change in estimated acquisition earn-out payables recorded in accordance with purchase accounting that have been subsequently adjusted and recorded in the consolidated statements of income and the expense related to management contract buyouts.

(2)	Cash earnings is a non-GAAP financial measure, which the Company defines as net income excluding amortization of intangibles; depreciation; the after-tax impact of the impairment of goodwill and intangible assets; the after-tax impact of non-cash interest; the after-tax impact of change in estimated acquisition earn-out payables recorded in accordance with purchase accounting that have been subsequently adjusted and recorded in the consolidated statements of income; the after-tax impact of management contract buyouts and the after-tax impact of certain non-recurring items.

(3)	The sum of the per-share components of cash earnings per share – diluted may not agree to cash earnings per share – diluted, due to rounding.

CORPORATE CLIENT GROUP

CONDENSED STATEMENTS OF INCOME

(Unaudited-in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Commissions and fees	$128,962	$116,559	$468,767	$412,192
Operating expenses:
Commissions and fees	13,821	14,793	54,439	46,183
Compensation expense – employees	44,522	37,580	165,287	141,127
Fees to principals	20,385	22,731	69,182	73,867
Non-compensation expense	22,738	19,795	83,570	74,457
Amortization of intangibles	6,311	5,651	24,195	21,553
Depreciation	1,459	1,505	5,618	6,107
Impairment of goodwill and intangible assets	1,821	1,246	7,754	1,246
(Gain) loss on sale of businesses, net	—	(56)	46	(103)
Change in estimated acquisition earn-out payables	1,367	(467)	9,305	(414)
Management contract buyout	9,799	—	17,336	—

Total operating expenses	122,223	102,778	436,732	364,023

Income from operations	$6,739	$13,781	$32,035	$48,169

CORPORATE CLIENT GROUP

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED EBITDA (1)

(Unaudited-in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Income from operations	$6,739	$13,781	$32,035	$48,169
Amortization of intangibles	6,311	5,651	24,195	21,553
Depreciation	1,459	1,505	5,618	6,107
Impairment of goodwill and intangible assets	1,821	1,246	7,754	1,246
(Gain) loss on sale of businesses, net	—	(56)	46	(103)
Accelerated vesting/(reversal) of certain RSUs	(2,484)	—	(2,484)	—
Change in estimated acquisition earn-out payables	1,367	(467)	9,305	(414)
Management contract buyout	9,799	—	17,336	—

Adjusted EBITDA	$25,012	$21,660	$93,805	$76,558

(1)	The reconciliation of Adjusted EBITDA per reportable segment does not include the following items, which are not allocated to any of the Company’s reportable segments: income tax expense; interest income; interest expense; gain on early extinguishment of debt and other, net. These items are included in the reconciliation of Adjusted EBITDA to net income on a consolidated basis.

INDIVIDUAL CLIENT GROUP

CONDENSED STATEMENTS OF INCOME

(Unaudited-in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Commissions and fees	$109,447	$106,999	$349,072	$351,436
Operating expenses:
Commissions and fees	22,522	24,852	72,395	77,652
Compensation expense - employees	28,109	28,529	111,420	110,267
Fees to principals	27,695	23,471	68,806	62,044
Non-compensation expense	14,397	14,306	59,636	62,782
Amortization of intangibles	2,023	2,620	8,892	10,925
Depreciation	1,007	1,067	4,014	4,275
Impairment of goodwill and intangible assets	—	7,073	25,261	10,459
Loss (gain) on sale of businesses, net	74	(1,235)	(4,809)	(1,135)

Total operating expenses	95,827	100,683	345,615	337,269

Income from operations	$13,620	$6,316	$3,457	$14,167

INDIVIDUAL CLIENT GROUP

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED EBITDA (1)

(Unaudited-in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Income from operations	$13,620	$6,316	$3,457	$14,167
Amortization of intangibles	2,023	2,620	8,892	10,925
Depreciation	1,007	1,067	4,014	4,275
Impairment of goodwill and intangible assets	—	7,073	25,261	10,459
Loss (gain) on sale of businesses, net	74	(1,235)	(4,809)	(1,135)
Accelerated vesting/(reversal) of certain RSUs	(2,098)	—	(2,098)	—

Adjusted EBITDA	$14,626	$15,841	$34,717	$38,691

(1)	The reconciliation of Adjusted EBITDA per reportable segment does not include the following items, which are not allocated to any of the Company’s reportable segments: income tax expense; interest income; interest expense; gain on early extinguishment of debt and other, net. These items are included in the reconciliation of Adjusted EBITDA to net income on a consolidated basis.

ADVISOR SERVICES GROUP

CONDENSED STATEMENTS OF INCOME

(Unaudited-in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Commissions and fees	$61,726	$65,604	$243,899	$249,764
Operating expenses:
Commissions and fees	48,695	54,251	195,496	206,344
Compensation expense – employees	4,184	4,300	16,824	16,134
Non-compensation expense	4,932	4,424	19,023	16,118
Amortization of intangibles	216	—	432	—
Depreciation	641	741	2,707	2,171
Change in estimated acquisition earn-out payables	130	—	180	—

Total operating expenses	58,798	63,716	234,662	240,767

Income from operations	$2,928	$1,888	$9,237	$8,997

ADVISOR SERVICES GROUP

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED EBITDA (1)

(Unaudited-in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Income from operations	$2,928	$1,888	$9,237	$8,997
Amortization of intangibles	216	—	432	—
Depreciation	641	741	2,707	2,171
Accelerated vesting/(reversal) of certain RSUs	(91)	—	(91)	—
Change in estimated acquisition earn-out payables	130	—	180	—

Adjusted EBITDA	$3,824	$2,629	$12,465	$11,168

(1)	The reconciliation of Adjusted EBITDA per reportable segment does not include the following items, which are not allocated to any of the Company’s reportable segments: income tax expense; interest income; interest expense; gain on early extinguishment of debt and other, net. These items are included in the reconciliation of Adjusted EBITDA to net income on a consolidated basis.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited-in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$88,500	$135,239
Fiduciary funds – restricted related to premium trust accounts	79,980	75,503
Commissions, fees and premiums receivable, net	137,310	119,945
Due from principals and/or certain entities they own	4,440	4,308
Notes receivable, net	5,660	4,224
Deferred tax assets	8,553	10,209
Other current assets	26,590	18,706

Total current assets	351,033	368,134
Property and equipment, net	30,016	33,937
Deferred tax assets	11,104	5,023
Intangibles, net	306,257	320,066
Goodwill, net	151,319	102,039
Notes receivable, net	21,580	23,661
Other non-current assets	28,550	41,307

Total assets	$899,859	$894,167

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$77,904	$74,145
Current portion of long term debt	12,500	12,500
Income taxes payable	—	3,045
Due to principals and/or certain entities they own	26,966	37,886
Accounts payable	27,281	30,584
Accrued liabilities	70,868	70,855

Total current liabilities	215,519	229,015
Long term debt	111,250	93,750
Deferred tax liabilities	123	1,605
Convertible senior notes	96,657	91,887
Other non-current liabilities	64,287	71,960

Total liabilities	487,836	488,217

STOCKHOLDERS’ EQUITY
Preferred stock at par value	—	—
Common stock at par value	4,709	4,665
Additional paid-in capital	900,946	905,774
Accumulated deficit	(364,329)	(391,202)
Treasury stock	(128,533)	(112,278)
Accumulated other comprehensive loss	(770)	(1,009)

Total stockholders’ equity	412,023	405,950

Total liabilities and stockholders’ equity	$899,859	$894,167

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited-in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Cash flow from operating activities
Net income	$19,403	$11,245	$29,938	$36,932
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(9,041)	2,201	(9,041)	2,201
Stock-based compensation	(3,404)	1,333	708	5,463
Impairment of goodwill and intangible assets	1,821	8,319	33,015	11,705
Amortization of intangibles	8,550	8,271	33,519	32,478
Depreciation	3,107	3,313	12,339	12,553
Accretion of senior convertible notes discount	1,229	1,109	4,770	4,306
Loss (gain) on sale of businesses, net	74	(1,291)	(4,763)	(1,238)
Change in estimated acquisition earn-out payables	1,497	(467)	9,485	(414)
Payments on acquisition earn-outs in excess of original estimated payables	—	—	(830)	—
Bad debt expense	1,544	49	2,742	2,398
Other, net	(125)	(401)	(125)	(1,916)

(Increase) decrease in operating assets:
Fiduciary funds – restricted related to premium trust accounts	(3,930)	4,049	(3,896)	11,736
Commissions, fees and premiums receivable, net	(21,137)	(29,146)	(14,581)	713
Due from principals and/or certain entities they own	4,389	7,167	(871)	3,742
Notes receivable, net – current	(1,804)	(23)	(1,824)	1,514
Other current assets	12,451	(1,324)	(8,048)	(1,276)
Notes receivable, net – non-current	779	2,311	1,778	4,227
Other non-current assets	626	130	1,244	2,960
(Decrease) increase in operating liabilities:
Premiums payable to insurance carriers	(7,663)	(9,272)	3,211	(13,025)
Income taxes payable	(78)	1,327	(3,088)	2,879
Due to principals and/or certain entities they own	5,352	12,331	(11,093)	218
Accounts payable	6,723	12,427	(5,530)	(5,725)
Accrued liabilities	1,684	5,248	(4,354)	5,448
Other non-current liabilities	(7,504)	(2,499)	(11,629)	(1,702)

Total adjustments	(4,860)	25,162	23,138	79,245

Net cash provided by operating activities	14,543	36,407	53,076	116,177

Cash flow from investing activities:
Proceeds from disposal of businesses	2,774	2,964	10,276	3,702
Purchases of property and equipment, net	(2,430)	(2,491)	(8,311)	(8,859)
Payments for acquired firms, net of cash	(16,860)	(150)	(78,882)	(48,685)
Proceeds from (payments for) contingent consideration	49	—	(6,885)	(80)

Net cash (used in) provided by investing activities	(16,467)	323	(83,802)	(53,922)

Cash flow from financing activities:
Payments on acquisition earn-outs	(314)	—	(9,112)	—
Borrowings on revolving credit facility	15,000	—	35,000	—
Payments on revolving credit facility	—	—	(5,000)	—
Repayment of long term debt	(3,125)	(3,125)	(12,500)	(12,500)
Proceeds from (payments for) stock-based awards, including tax benefit	421	(1,157)	(454)	1,446
Shares cancelled to pay withholding taxes	(332)	(12)	(4,125)	(3,033)
Repurchase of Common Stock	(1,847)	(13,194)	(19,750)	(41,757)
Dividends paid	—	(1)	—	(2)

Net cash provided by (used in) financing activities	9,803	(17,489)	(15,941)	(55,846)

Effect of exchange rate changes on cash and cash equivalents	(25)	—	(72)	—
Net increase (decrease) in cash and cash equivalents	7,854	19,241	(46,739)	6,409
Cash and cash equivalents, beginning of the period	80,646	115,998	135,239	128,830

Cash and cash equivalents, end of the period	$88,500	$135,239	$88,500	$135,239

Supplemental disclosures of cash flow information
Cash paid for income taxes	$6,959	$8,874	$33,126	$24,686
Cash paid for interest	$3,754	$3,403	$10,391	$8,764